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                                                                     EXHIBIT 4.3







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                         OMNIBUS AMENDMENT AGREEMENT

                           Dated as of June 1, 1998




                                in respect of
                          ARCH COAL TRUST NO. 1998-1
                   PARENT GUARANTY AND SURETYSHIP AGREEMENT
                          LEASE INTENDED AS SECURITY
                 SUBSIDIARY GUARANTY AND SURETYSHIP AGREEMENT
                      Each dated as of January 15, 1998

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                              TABLE OF CONTENTS

SECTION                                   HEADING                         PAGE

SECTION 1.        AMENDMENT OF ORIGINAL AGREEMENTS.......................    2

Section 1.1.         Amendments to Parent Guaranty.......................    2
Section 1.2.         Amendments to Lease.................................   15

SECTION 2.        RELEASE................................................   27


SECTION 3.        REPRESENTATIONS OF PARENT GUARANTOR, THE SUBSIDIARY
                     GUARANTORS AND THE LESSEES..........................   27


SECTION 4.        ACKNOWLEDGMENT BY GUARANTORS...........................   28


SECTION 5.        AUTHORIZATION AND DIRECTION............................   28


SECTION 6.        CONDITIONS PRECEDENT...................................   28


SECTION 7.        FEES AND EXPENSES......................................   29


SECTION 8.        MISCELLANEOUS..........................................   29

Section 8.1.         Construction........................................   29
Section 8.2.         References..........................................   29
Section 8.3.         Headings and Table of Contents......................   29
Section 8.4.         Counterparts........................................   29
Section 8.5.         Governing Law.......................................   29

                           OMNIBUS AMENDMENT AGREEMENT

THIS OMNIBUS AMENDMENT AGREEMENT dated as of June 1, 1998 (this "Amendment") is among APOGEE COAL COMPANY, a Delaware corporation, CATENARY COAL COMPANY, a Delaware corporation, and HOBET MINING, INC., a West Virginia corporation (each a "Lessee" and collectively the "Lessees"), ARCH COAL, INC., a Delaware corporation ("Parent Guarantor"), GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, BANK OF MONTREAL, BARCLAYS BANK PLC, FIRST UNION NATIONAL BANK AND BA LEASING & CAPITAL CORPORATION (the "Certificate Purchasers" ), ARCH COAL SALES COMPANY, INC., ARK LAND COMPANY AND MINGO LOGAN COAL COMPANY (each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors") and FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as certificate trustee under the Trust Agreement referred to below ("Certificate Trustee" ) and lessor under the Lease referred to below ("Lessor").


                                    RECITALS:

     A. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Lease (as hereinafter defined and as amended hereby).

     B. The Certificate Purchasers and First Security Bank, National Association, in its individual capacity and as Certificate Trustee have heretofore entered into that certain Trust Agreement dated as of January 15, 1998 (the "Trust Agreement").

     C. The Lessees, the Certificate Purchasers and Lessor have heretofore entered into that certain Lease Intended as Security dated as of January 15, 1998 (the "Lease").

     D. Parent Guarantor has heretofore entered into that certain Parent Guaranty and Suretyship Agreement dated as of January 15, 1998 (the "Parent Guaranty") in favor of Lessor for the benefit of the Certificate Purchasers.

     E. The Subsidiary Guarantors have entered into that Subsidiary Guaranty and Suretyship Agreement dated as of January 15, 1998 (the "Subsidiary Guaranty") in favor of Lessor for the benefit of the Certificate Purchasers.

     F. Arch Coal, Inc. is also party to that certain $600,000,000 Revolving Credit Facility and $300,000,000 Term Loan Credit Agreement dated as of June 1, 1998 among Parent Guarantor, as borrower, PNC Bank, National Association, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Syndication Agent and First Union Bank, as Documentation Agent and the Lenders listed therein (the "Revolving Credit Facility").

     G. The Lessees, Parent Guarantor, the Certificate Purchasers and Certificate Trustee now desire to amend the Lease and Parent Guaranty (collectively, the "Original Agreements") in the respects, but only in the respects, hereinafter set forth.

NOW, THEREFORE, the Lessees, Parent Guarantor, the Certificate Purchasers and Certificate Trustee, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:


SECTION 1.       AMENDMENT OF ORIGINAL AGREEMENTS.

Section 1.1.Amendments to Parent Guaranty. Article IV of the Parent Guaranty shall be and is hereby amended in its entirety to read as follows:


                                   ARTICLE IV

                                    COVENANTS

"Parent Guarantor covenants that so long as this Agreement is in effect:

     (a) Corporate Existence, Etc. Parent Guarantor shall, and shall cause Arch Western to, maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be. Parent Guarantor shall cause each of its Subsidiaries (other than Arch Western, which is subject to the previous sentence) to maintain its legal existence as a corporation or limited liability company, as the case may be, except as otherwise expressly permitted in clause (e) of this Article IV. Parent Guarantor shall, and shall cause Arch Western to, maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could be corrected without a Material Adverse Effect on Parent Guarantor or Arch Western. Parent Guarantor shall cause each of its Subsidiaries (other than Arch Western, which is subject to the previous sentence) to maintain its license or qualification and good standing in each jurisdiction where a Unit is located and in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

     (b) Compliance With Laws. Parent Guarantor shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of clause (b) of this Article IV if any failure to comply with any law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, Parent Guarantor shall, and shall cause each of its Subsidiaries to, comply with all Environmental Permits applicable to their respective operations and properties; obtain and renew all Environmental Permits necessary for their respective operations and properties; and manage, use and handle all Hazardous Material in compliance with all applicable Environmental Laws, in each case, except for such non-compliance which would not or could not reasonably be expected to have a Material Adverse Effect.

     (c) Indebtedness. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

     (i)   Indebtedness under the Loan Documents;

     (ii) additional Indebtedness of Parent Guarantor or any Subsidiary incurred after the Effective Date (not to exceed $300,000,000 in the aggregate outstanding for Parent Guarantor and all Significant Subsidiaries at any time during any period prior to the date on which the senior unsecured long-term debt of Parent Guarantor, on a consolidated basis, has been rated Investment Grade) so long as, both before and after giving effect to any proposed additional
Indebtedness:

     (y) Parent Guarantor and its Subsidiaries shall be in compliance with clauses (l), (m) and (n) of this Article IV determined on a pro forma basis (in the case of the Fixed Charge Coverage Ratio, the Minimum Net Worth test and the Leverage Ratio as of the end of the fiscal quarter most recently ended and as if such proposed additional Indebtedness was outstanding as of the first day of such fiscal quarter), and

     (z) the covenants and defaults applicable in respect of such proposed additional Indebtedness (other than the financial covenants included in the Private Placement Agreement on the Effective Date; without further amendment thereto to make such covenants more restrictive, which amendment is expressly prohibited) are not, taken as a whole, materially more restrictive with respect to Parent Guarantor and its Subsidiaries than the covenants and defaults under this Parent Guaranty;

     (iii) Indebtedness of Arch Western payable to Parent Guarantor, subject to the limitations of clause (s)(vii) of this Article IV);

     (iv) Indebtedness of Arch Western and its Subsidiaries pursuant to the Arch Western Credit Facility;

     (v) Indebtedness of any Subsidiary of Parent Guarantor which is a member of the Arch Coal Group payable to Parent Guarantor or to any other member of the Arch Coal Group;

     (vi)  Indebtedness of Parent Guarantor payable to Arch Western; and

     (vii) Indebtedness of Parent Guarantor and its Subsidiaries reflected in the Historical Statements (other than Indebtedness refinanced with the proceeds of the Loans) and any refinancings thereof or amendments thereto that do not increase the amount of such Indebtedness beyond an amount otherwise permitted by this Parent Guaranty.

     (d) Liens. Parent Guarantor shall not, and shall not permit any member of the Arch Coal Group to, at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets (other than the Units which, with respect to Liens, are covered by

Section 5.5. of the Lease), tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Encumbrances so long as the aggregate amount of Parent Guarantor payments by any such Person in respect of all operating leases which subject the assets of Parent Guarantor or any of its Subsidiaries to any Permitted Encumbrance (as the type of such lease and the amount of such payments would be determined under GAAP) and all Indebtedness secured by such Permitted Encumbrances does not at any time exceed seven and one-half percent (71/2%) of the total assets of the Arch Coal Group (exclusive of Investment in the Arch Western Group), as determined and consolidated in accordance with GAAP.

     (e) Liquidations, Mergers, Consolidations, Acquisitions. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

     (1) any Subsidiary of Parent Guarantor may consolidate or merge into any other Subsidiary of Parent Guarantor (except for the Excluded Subsidiaries), provided that each of the following requirements is met:

     (i) no Incipient Default or Event of Default shall exist immediately prior to and after giving effect to such transaction;

     (ii) immediately after such transaction, Lessor, on behalf of the Certificate Purchasers shall have an enforceable, perfected first priority Lien of record in all Collateral, free and clear of all Liens other than Permitted Liens;

     (iii) promptly upon the consummation of such transaction, the survivor of such transaction shall have executed and delivered to Lessor and the Certificate Purchasers an assumption agreement in form and substance reasonably satisfactory to Lessor whereby such survivor assumes all of the obligations of such Subsidiary under the Operative Documents, if any; and

     (iv)  promptly upon the consummation of such transaction,  each Certificate
Purchaser and Lessor shall have received an opinion of counsel to such Subsidiary with respect to the validity of such transaction and as to the enforceability of the assumption agreement referred to in clause (iii) above and the Operative Documents against the survivor of such transaction, and

     (2) Parent Guarantor and Arch Western may complete the Acquisition in accordance with the Acquisition Documents, and

     (3) Parent Guarantor, any Subsidiary Guarantor or any Lessee may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that each of the following requirements is met:

     (i) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition;

     (ii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by Parent Guarantor and shall comply with clause (i) of this Article IV;

     (iii) no Incipient Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

     (iv) Parent Guarantor and its Subsidiaries shall be in compliance with the covenants contained in clauses (l), (m), and (n) of this Article IV determined on a pro forma basis after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition as if such liabilities were incurred as of the first day of the applicable period of determination).

     (v) immediately after such transaction, Lessor, on behalf of the Certificate Purchasers shall have an enforceable, perfected first priority Lien of record in all Collateral, free and clear of all Liens other than Permitted Liens;

     (vi) promptly upon the consummation of such transaction, the survivor of such Permitted Acquisition shall have executed and delivered to Lessor and the Certificate Purchasers an assumption agreement in form and substance reasonably satisfactory to the Required Certificate Purchasers whereby such survivor assumes all of the obligations of Parent Guarantor, such Subsidiary Guarantor or such Lessee, as the case may be, under the Operative Documents; and

     (vii) promptly upon the consummation of such transaction, each Certificate Purchaser and Lessor shall have received an opinion of counsel to Parent Guarantor, such Subsidiary Guarantor or such Lessee with respect to the validity of such transaction and as to the enforceability of the assumption agreement referred to in clause (vi) above and the Operative Documents against the survivor of such Permitted Acquisition.

     (f) Dispositions of Assets or Subsidiaries. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of Parent Guarantor), except:

     (i) transactions involving the sale of inventory in the ordinary course of business;

     (ii) any sale, transfer or lease of assets (other than the Units) by any Subsidiary of Parent Guarantor which is a member of the Arch Coal Group to any other member of the Arch Coal Group or any sale, transfer or lease of assets (other than the Units) by any Subsidiary of Arch Western which is a member of the Arch Western Group to any other member of the Arch Western Group;

     (iii) any sale of assets (other than the Units) if and to the extent the Net Cash Proceeds thereof are applied within 90 days of the consummation of such sale to the purchase by Parent Guarantor or a Subsidiary of substitute assets; provided that Parent Guarantor shall have delivered to Certificate Trustee, Lessor and each Certificate Purchaser a certificate (a "Replacement Sales
Certificate") of the chief financial officer or the treasurer of Parent Guarantor, certifying as to (x) the amount of such Net Cash Proceeds and (y) the fact that Parent Guarantor or a Subsidiary shall invest such Net Cash Proceeds in substitute assets within 90 days after the date of consummation of such sale; and provided further that if and to the extent such Net Cash Proceeds are not so applied to the purchase of substitute assets within such 90-day period, such sale shall be deemed to have been made on the last day of such period pursuant to clause (v) below;

     (iv) any sale, transfer or lease (including any lease transaction under clause (k) of this Article IV) of assets (other than the Units), other than those specifically excepted pursuant to subparagraphs (i) through (iii) above, provided that (a) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (b) Parent Guarantor and its Subsidiaries shall be in compliance with the covenants contained in clauses (l),
(m) and (n) of this Article IV determined on a pro forma basis after giving effect to each such sale, transfer or lease of assets, and (c) the aggregate net book value of all assets so sold by Parent Guarantor and its Subsidiaries shall not exceed in any calendar year the greater of (x) $100,000,000 or (y) 5% of the total assets of the Arch Coal Group (exclusive of investment in the Arch Western Group) (as of the last day of such calendar year), determined and consolidated in accordance with GAAP;

     (v) any sale, transfer or lease of assets (other than the Units), other than those specifically excepted pursuant to subparagraphs (i) through (iv) above or subparagraph (vi) below, so long as (A) if any principal and interest is outstanding under the Term Loans, Guarantor shall, simultaneously with the application of the Net Cash Proceeds to a mandatory prepayment of the Term Loans in accordance with the provisions of Section 4.4.6 of the Revolving Credit Facility, purchase a Unit or Units in accordance with the provisions of Section
11.5 of the Lease so that the Lease Balance is reduced in the same proportion that the Term Loans were reduced by the application of the Net Cash Proceeds or
(B) if no principal and interest is outstanding under the Term Loans, Guarantor shall apply the Net Cash Proceeds to the purchase of a Unit or Units in accordance with the provisions of Section 11.5 of the Lease;

     (vi) any transfer of assets by Parent Guarantor to Arch Western as contemplated by the Contribution Agreement; or

     (vii) any transfer of assets by any member of the Arch Western Group permitted by the Arch Western Credit Facility, as in effect on the Effective Date.

     (g) Affiliate Transactions. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of Parent Guarantor unless such transaction is not otherwise prohibited by this Parent Guaranty and is entered into in the ordinary course of business upon fair and reasonable arm's length terms and conditions.

     (h) Subsidiaries, Partnerships and Joint Ventures. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) the Excluded Subsidiaries, (ii) any Significant Subsidiary which has joined the Subsidiary Guaranty as a Subsidiary Guarantor on the Delivery Date; (iii) any Significant Subsidiary formed or acquired after the Delivery Date which becomes a Subsidiary Guarantor in accordance with clause (w) of this Article IV; (iv) any Subsidiary which after the Delivery Date becomes a Significant Subsidiary and which upon becoming a Significant Subsidiary becomes a Subsidiary Guarantor in accordance with clause
(w) of this Article IV and (v) any Subsidiary which is not a Significant Subsidiary. Parent Guarantor shall cause any of its Subsidiaries which at any time becomes a Significant Subsidiary to become a Subsidiary Guarantor in accordance with clause (w) of this Article IV. Neither Parent Guarantor nor any Subsidiary of Parent Guarantor shall become or agree to become (1) a general or limited partner in any general or limited partnership, except that Parent Guarantor, the Subsidiary Guarantors and Lessees may be general or limited partners in other Subsidiary Guarantors or Lessees or may make an Investment in a Permitted Joint Venture; provided, however, that the aggregate permitted Investments in all Permitted Joint Ventures shall not at any time exceed, for Parent Guarantor, all Subsidiary Guarantors and Lessees and their Subsidiaries, $50,000,000, or (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that Parent Guarantor, Subsidiary Guarantors and Lessees may be members or managers of, or hold limited liability company interests in, other Subsidiary Guarantors and Lessees and except that Parent Guarantor may hold a limited liability company interest in Arch Western and Arch Western may hold limited liability company interests in its Subsidiaries which are members of the Arch Western Group.

     (i) Continuation of or Change in Business. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business substantially as conducted and operated by Parent Guarantor or such Subsidiary as of the date hereof and any business substantially related thereto, and neither Parent Guarantor nor any Subsidiary of Parent Guarantor shall permit any material change in such business.

     (j) Plans and Benefit Arrangements. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances results in liability under ERISA which could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Parent Guarantor shall cause all of its Plans and all Plans maintained by any ERISA Affiliate to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each ERISA Affiliate to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

     (k) Off-Balance Sheet Financing. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet) providing the functional equivalent of borrowed money (including asset securitizations (other than accounts receivable or inventory securitizations), sale/leasebacks, or Synthetic Leases), in excess, in the aggregate for Parent Guarantor and its Subsidiaries as of any date of determination, of 7.5% of the sum, without duplication, of (y) the total assets of Parent Guarantor and its Subsidiaries, determined and consolidated in accordance with GAAP as of the date of determination, and (z) with respect to each Special Subsidiary, an amount equal to the Appropriate Percentage multiplied by the total assets of such Person, determined in accordance with GAAP. For purposes of this clause (k), (a) "Synthetic Lease" shall mean any lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property and (b) the amount of any lease which is not a capital lease in accordance with GAAP is the aggregate amount of minimum lease payments due pursuant to such lease for any noncancelable portion of its term.

     (l) Maximum Leverage Ratio. Parent Guarantor shall not at any time permit the Leverage Ratio to exceed the ratio set forth below for the periods specified below:

                           Period                         Ratio

                 Effective Date through and
                 including December 31, 1998           4.50 to 1.00

                 January 1, 1999 through and
                 including December 31, 1999           4.25 to 1.00

                 January 1, 2000 through and
                 including December 31, 2000           4.00 to 1.00

                 January 1, 2001 through and
                 including December 31, 2001           3.50 to 1.00

                 January 1, 2002 and thereafter        3.00 to 1.00


     (m) Minimum Fixed Charge Coverage Ratio. Parent Guarantor shall not permit the Fixed Charge Coverage Ratio to be less than the ratio set forth below for the periods specified below:

                            Period                         Ratio

                 Effective Date through and
                 including December 31, 1998           2.50 to 1.00

                 January 1, 1999 through and
                 including December 31, 1999           2.75 to 1.00

                 January 1, 2000 through and
                 including December 31, 2000           3.00 to 1.00

                 January 1, 2001 and thereafter        3.25 to 1.00


     (n) Minimum Net Worth. Parent Guarantor shall not at any time permit Consolidated Tangible Net Worth to be less than the Base Net Worth.

     (o) No Restriction on Dividends. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement which prohibits or restricts, in any manner, the payment of dividends (whether in cash, securities, property or otherwise), other than restrictions applicable to the Arch Western Group set forth in the Arch Western Credit Facility, other than restrictions applicable to Arch Western set forth in the Arch Western LLC Agreement and other than restrictions applicable to Canyon Fuel set forth in the Canyon Fuel LLC Agreement.

     (p) Change of Name or Location. Parent Guarantor shall furnish to Lessor notice on or before the 30th day prior to any relocation of its chief executive office or principal place of business, or change of its name.

     (q) Keeping of Records and Books of Account. Parent Guarantor shall, and shall cause each Subsidiary of Parent Guarantor to, maintain and keep proper books of record and account which enable Parent Guarantor and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Authority having jurisdiction over Parent Guarantor or any Subsidiary of Parent Guarantor, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

     (r) Visitation Rights. Parent Guarantor shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of Lessor or any of the Certificate Purchasers to visit and inspect during normal business hours any of its properties (including, without limitation, the Units) and to examine and make excerpts from its books and records (including, without limitation, any Lessee's records pertaining to the Units), and discuss its business affairs, finances and accounts with the officers and accountants of Parent Guarantor or any of its Subsidiaries (including, but not limited to, any independent public accountants), all in such detail and at such times and as often as any of the Certificate Purchasers may reasonably request, provided that each Certificate Purchaser and Lessor shall provide Parent Guarantor and each Subsidiary of Parent Guarantor with reasonable notice prior to any visit or inspection. Parent Guarantor will pay the reasonable expenses of Lessor and the Certificate Purchasers incurred in the exercise of the rights granted pursuant to this clause (r).

     (s) Loans and Investments. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds (other than, in the ordinary course of business, royalty bonds or bonds securing performance by Parent Guarantor or a Subsidiary of Parent Guarantor under bonus bids), notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person (an "investment"), or agree, become or remain liable to do any of the foregoing, except:

     (i) trade credit extended on usual and customary terms in the ordinary course of business;

     (ii) investments by Parent Guarantor in its Subsidiaries which are members of the Arch Coal Group;

     (iii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

     (iv) commercial paper maturing in 180 days or less rated not lower than A-1 by Standard & Poor's or P-1 by Moody's on the date of acquisition;

     (v) demand deposits, time deposits or certificates of deposit maturing within one year in a commercial bank whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of determination;

     (vi) investments in Permitted Joint Ventures in accordance with clause (h) of this Article IV;

     (vii) investments by Parent Guarantor in, or reimbursement obligations by Parent Guarantor to an Issuing Bank with respect to any letter of credit issued for the direct or indirect benefit of, Arch Western (collectively the "Permitted Investments in Arch Western"); provided, however, that Parent Guarantor shall not make any Permitted Investment in Arch Western if at the time such investment is proposed to be made and after giving effect thereto (x) the aggregate amount of the Permitted Investments in Arch Western would exceed $100,000,000 and (y) the Leverage Ratio would be greater than 3.00 to 1.00; and

     (viii) loans and advances permitted by clause (c)(v).

     (t) Reporting Requirements. Parent Guarantor covenants and agrees that it will furnish or cause to be furnished to Lessor and each of the Certificate
Purchasers:

     (i) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of Parent Guarantor and its Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter, related consolidated and consolidating statements of income and stockholders' equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of Parent Guarantor as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Parent Guarantor will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this clause
(t) if within forty-five (45) days after the end of its fiscal quarter, Parent Guarantor delivers to Lessor and each Certificate Purchaser a copy of Parent Guarantor's Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this clause (t).

     (ii) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent Guarantor, financial statements of Parent Guarantor and its Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, related consolidated and consolidating statements of income and stockholders' equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing satisfactory to Lessor. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Parent Guarantor or any of its Subsidiaries under any of the Operative Documents. Parent Guarantor will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this clause
(ii) if within ninety (90) days after the end of its fiscal year, Parent Guarantor delivers to Lessor and each Certificate Purchaser a copy of Parent Guarantor's Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this clause (ii).

     (iii) Certificate of Parent Guarantor. Concurrently with the financial statements of Parent Guarantor furnished to Lessor and each Certificate Purchaser pursuant to clause (t)(i) and clause (t)(ii) a certificate of Parent Guarantor signed by the Chief Executive Officer, President or Chief Financial Officer of Parent Guarantor to the effect that, except as described pursuant to clause (t)(iv), (A) the representations and warranties of Parent Guarantor contained in the Operative Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time which shall be true and correct on and as of the specific dates or times referred to therein) and Parent Guarantor and its Subsidiaries have performed and complied with all covenants and conditions contained in the Operative Documents, (B) no Event of Default, Incipient Default or Casualty exists and is continuing on the date of such certificate and (C) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in the Operative Documents.

     (iv) Notice of Defaults. Promptly after any officer of Parent Guarantor has learned of the occurrence of an Event of Default or Incipient Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Parent Guarantor setting forth the details of such Event of Default or Incipient Default and the action which Parent Guarantor proposes to take with respect thereto.

     (v) Notice of Litigation. Promptly after the commencement thereof or promptly after the determination thereof, notice of all actions, suits, proceedings or investigations before or by any Authority or any other Person against Parent Guarantor or any Subsidiary of Parent Guarantor or, which (x) involve or could be reasonably expected to involve assessments against Parent Guarantor or any Subsidiary of Parent Guarantor in excess of $20,000,000, individually or in the aggregate, or (y) involve a claim or series of claims which if adversely determined could reasonably be expected to constitute a Material Adverse Effect.

     (vi) Notice of Change in Debt Rating. Within five (5) Business Days after Standard & Poor's or Moody's announces a change in Parent Guarantor's Debt Rating, notice of such change. Parent Guarantor will deliver together with such notice a copy of any written notification which Parent Guarantor received from the applicable rating agency regarding such change of Debt Rating.

     (vii)  Notices Regarding Plans and Benefit Arrangements.

     (A) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

          (I) any Reportable Event with respect to Parent Guarantor or any other member of the ERISA Group which has been waived by the PBGC),

          (II) any Prohibited Transaction which could subject Parent Guarantor or any other member of the ERISA Group to a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder but only if the assessment of such (iv) penalty or tax could reasonably be expected to have a Material Adverse Effect,

          (III) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

          (IV) any partial or complete withdrawal from a Multiemployer Plan by Parent Guarantor or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

          (V) any cessation of operations (by Parent Guarantor or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA where such cessation of operations is likely to result in material liability under ERISA Sections 4060 or 4064,

          (VI) withdrawal by Parent Guarantor or any other member of the ERISA Group from a Multiple Employer Plan where such withdrawal is likely to result in material withdrawal liability,

          (VII) a failure by Parent Guarantor or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under
Section 302(f) of ERISA,

          (VIII) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

          (IX) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase the unfunded benefit liability or obligation to make periodic contributions.

     (viii) Notices of Involuntary Termination and Annual Reports. As soon as available or within thirty (30) days after receipt thereof, copies of (a) all notices received by Parent Guarantor or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by Parent Guarantor or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of Lessor or any Certificate Purchaser, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by Parent Guarantor or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of Parent Guarantor or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by Parent Guarantor or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

     (ix) Notices of Voluntary Termination. Promptly upon the filing thereof, copies of any notice of standard termination with the PBGC, or any successor or equivalent form, filed with the PBGC in connection with the termination of any Plan.

     (x) SEC Information. As soon as practicable, copies of all such financial statements, proxy statements, notices and reports as Parent Guarantor shall send to its public stockholders, if any, and copies of any registration statements (without exhibits) and any regular or periodic reports which it files with the SEC (or any Authority succeeding to the function of the SEC).

      (xi) Rule 144A Information. At any time when Parent Guarantor is not subject to Section 13 or 15(d) of the Exchange Act, if Lessor or any Certificate Purchaser shall request that Parent Guarantor deliver to Lessor, or to such Certificate Purchaser, information with respect to Parent Guarantor that meets the requirements of Rule 144A(d)(4)(i) of the Exchange Act (or any successor provision), then: (x) promptly following the receipt by Parent Guarantor of that request, Parent Guarantor shall deliver such information to Lessor, or to such Certificate Purchaser, and (y) such information shall, at the time of such delivery, be as of a date so as to be entitled to the presumption that such information is "reasonably current" within the meaning of Rule 144A(d)(4)(ii) of the Exchange Act (or any successor provision; provided that Parent Guarantor (i) shall not be so obligated to the extent that any amendment to Rule 144A after the date hereof expands or makes more onerous the provisions of Rule 144A, and
(ii) shall in no event be obligated to provide more information pursuant to this clause (t) of Article IV with respect to the nature of its business and the products and services that it offers than it is providing to its commercial lenders at such time.

      (xii) Other Information. With reasonable promptness, such other data and information with respect to the business, affairs and conditions of Parent Guarantor or its Subsidiaries as from time to time Lessor or any Certificate Purchaser or each Assignee may reasonably request.

      (u) Reports to Certificate Purchasers. Parent Guarantor shall, concurrently with any notice, delivery or other communication to Lessor pursuant to any Operative Document, deliver a copy of such notice, delivery or other communication to each Certificate Purchaser at such Certificate Purchaser's current address.

      (v) Securities. Parent Guarantor shall not, nor shall it permit any Subsidiary or anyone authorized to act on its or such Subsidiary's behalf to, take any action which would subject the issuance or sale of the Certificates, any of the Units or the Lease, or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

      (w) Guarantor Joinder. Parent Guarantor shall cause any Significant Subsidiary of Parent Guarantor to execute and deliver to Lessor and each Certificate Purchaser (i) a Guarantor Joinder in substantially the form attached as Exhibit A to the Subsidiary Guaranty pursuant to which it shall join as a Subsidiary Guarantor each of the documents to which the Subsidiary Guarantors are parties; and (ii) the applicable documents in the forms described in Section
3.11 to the Lease modified as appropriate to relate to such Significant Subsidiary. Parent Guarantor shall deliver such Guarantor Joinder and related documents to Lessor and each Certificate Purchaser with five (5) Business Days after any Subsidiary of Parent Guarantor becomes a Significant Subsidiary.

     (x) Operation of Mines. Parent Guarantor shall, and shall cause each of its Subsidiaries to, operate their mines in all material respects in accordance with sound coal mining practices and all applicable Federal, state and local laws, rules and regulations, including, without limitation, laws and regulations relating to land reclamation, pollution control and mine safety.

     (y) No Amendments to Acquisition Documents. Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, enter into any amendment or modification to or waiver or consent under (or solicit any such amendment, modification, waiver or consent) any of the Acquisition Documents or the Coastal Agreement which could reasonably be expected to be material and adverse to the Certificate Purchasers without the prior written consent of Lessor.

Section 1.2.Amendments to Lease. (a) Article I of the Lease is hereby amended by adding or amending, as the case may be, the following definitions:

"Acquisition" means the transactions contemplated by the Purchase Agreement and the Contribution Agreement, as such documents may be amended, modified or supplemented after June 1, 1998 as permitted by clause (y) of Article IV of the Parent Guaranty.

"Acquisition Documents" means collectively the Purchase Agreement, the Contribution Agreement, the Tax Sharing Agreement, and the LLC Agreements, as limited by their schedules and exhibits, as the same may be amended, modified or supplemented after June 1, 1998 as permitted by clause (y) of Article IV of the Parent Guaranty.

"Affiliate" as to any Person means any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be. Notwithstanding the foregoing, a Subsidiary of Parent Guarantor (other than an Excluded Subsidiary) shall not be deemed to be an Affiliate of Parent Guarantor.

"Applicable Margin" shall mean, as applicable:

(A) the percentage spread to be added to the LIBO Rate at the indicated level of Leverage Ratio for any period during which a Debt Rating is not in effect as set forth in the pricing grid on Schedule V.1(A) Part (A) below the heading "Spread", or

(B) the percentage spread to be added to the LIBO Rate at the indicated level of Debt Rating for any period during which a Debt Rating is in effect as set forth in the pricing grid on Schedule V.1(A) Part (B) below the heading "Spread".

"Amendment" means that certain Omnibus Amendment Agreement dated as of June 1, 1998 among Lessees, Parent Guarantor, the Certificate Purchasers, the Subsidiary Guarantors and Certificate Trustee/Lessor.

"Appropriate Percentage" means, with respect to each Special Subsidiary, the percentage of the equity of such Person owned by Parent Guarantor or any Subsidiary of Parent Guarantor.

"Arch Coal Group" means, as of any date of determination, Parent Guarantor and its Subsidiaries (other than the Excluded Subsidiaries).

"Arch of Wyoming LLC Agreement" means that certain Limited Liability Agreement, dated as of April 15, 1998, of Arch of Wyoming LLC.

"Arch Western" means Arch Western Resources, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

"Arch Western Credit Facility" means that certain Credit Agreement by and among Arch Western, PNC Bank as administrative agent, Morgan Guaranty Trust Company of New York, as syndication agent and NationsBank N.A. as documentation agent, providing for a $675,000,000 term loan facility to Arch Western, as the same may be amended, restated, modified or supplemented from time to time after the date hereof.

"Arch Western Group" means, as of any date of determination, AWAC, Arch Western and the Subsidiaries of Arch Western.

"Arch Western LLC Agreement" means that certain Limited Liability Company Agreement by and between AWAC and Delta Housing, Inc., a Delaware corporation, dated as of June 1, 1998, with AWAC and Delta Housing, Inc. as members and creating Arch Western Resources, LLC, a Delaware limited liability company.

"ARCO" means Atlantic Richfield Company, a corporation organized and existing under the laws of the State of Delaware.

"AU Sub LLC Agreement" means that certain Limited Liability Company Agreement, dated as of April 8, 1998, as amended, of AU Sub LLC, a limited liability company organized and existing under the laws of the State of Delaware.

"AWAC" means Arch Western Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware.

"Banks" means the financial institutions named on Schedule 1.1(B) to the Revolving Credit Facility and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

"Base Net Worth" means the sum of $500,000,000, plus 50% of consolidated net income of Parent Guarantor and its Subsidiaries (before the after-tax effect of changes in accounting principles) for each fiscal quarter in which net income was earned plus 80% of the net increase in Consolidated Tangible Net Worth resulting from the issuance of any equity securities by Parent Guarantor, for the period from April 1, 1998 through the date of determination. In no event shall Base Net Worth be reduced on account of a consolidated net loss for any fiscal period.

"Bid Loans" means collectively and Bid Loan means separately all of the Bid Loans or any Bid Loan made by any of the Lenders to Parent Guarantor pursuant to
Section 2.9 of the Arch Western Credit Facility.

"Canyon Fuel" means Canyon Fuel Company, LLC, a limited liability company organized and existing under the laws of the State of Delaware

"Canyon Fuel LLC Agreement" means that certain Limited Liability Company agreement by and between Arch Western (or a Subsidiary of Arch Western) and Itochu Coal International, Inc., a Delaware corporation, dated as of January 1, 1997, as amended, with Arch Western and Itochu Coal International, Inc. as members of Canyon Fuel Company, LLC, a Delaware limited liability company.

"Consolidated Tangible Net Worth" means as of any date of determination total stockholders' equity less intangible assets of Parent Guarantor and its Subsidiaries as of such date determined and consolidated in accordance with GAAP less the positive number, if any, equal to the amount of the Investment by Parent Guarantor and its Subsidiaries in Permitted Joint Ventures in excess of $30,000,000 and adjusted to exclude the after tax effect of any changes in accounting principles subsequent to March 31, 1998.

"Contribution Agreement" means that certain Contribution Agreement among Parent Guarantor, AWAC, ARCO, Delta Housing, Inc., a Delaware corporation, and Arch Western.

"Debt" shall mean for any Person as of any date of determination the aggregate of the following for such Person, as of such date, determined in accordance with
GAAP: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness but excluding obligations under any interest rate swap, cap, collar or floor agreement or other interest rate management device),
(ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit (other than, with respect to Parent Guarantor and its Subsidiaries, contingent reimbursement obligations aggregating at any time up to $10,000,000 and other than contingent reimbursement obligations in respect of the letter of credit issued to support the Port Bond) and (v) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guarantees by such Person (the

"Guaranteeing Person") of Debt of other Persons (each such other Person being a "Primary Obligor" and the obligations of a Primary Obligor which are subject to a Guarantee by a Guaranteeing Person being "Primary Obligations") (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guarantee by the Guaranteeing Person of the Primary Obligations of the Primary Obligor shall not constitute Debt). It is expressly agreed that the amount of the indebtedness in respect of the Guaranty by the Borrower of the Port Bond, shall be excluded from the amount determined under clause (v) of the previous sentence. Further, it is expressly agreed that the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by Accounting Principles Board Opinion No. 16 (as in effect on the Effective Date) will be excluded from indebtedness in the determination of Debt.

"Debt Rating" shall mean the rating of Parent Guarantor's senior unsecured long-term debt by either of Standard & Poor's or Moody's.

"Derivatives Obligations" shall mean, for any Person, all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

"EBITDDA" for any period of determination means with respect to any Person the sum of income from operations before the effect of changes in accounting principles, nonrecurring charges and extraordinary items, net interest expense, income taxes, depreciation, depletion and amortization for such period determined in accordance with GAAP. For purposes of calculating the Fixed Charge Coverage Ratio and the Leverage Ratio: (i) EBITDDA of Arch Western and its Subsidiaries, including the Appropriate Percentage of EBITDDA of Canyon Fuel, shall be assumed to be $39,200,000 for the fiscal quarter ended March 31, 1998, and (ii) EBITDDA for Arch Western and its Subsidiaries, including the Appropriate Percentage of EBITDDA of Canyon Fuel for the months of April and May, 1998, shall be determined based upon the results from the operations of the business of such Persons for such months by ARCO as set forth in an income statement with respect to such months prepared by ARCO and reasonably acceptable to Lessor and each Certificate Purchaser, shall take into account the $1,000,000 per month reduction in overhead resulting from the consummation of the Acquisition, shall assume that operating lease expense of Arch Western and its Subsidiaries, including Canyon Fuel, shall be $970,000 per month and shall assume that interest expense for such Persons for such months shall be zero, with such calculation of EBITDDA for Arch Western and its Subsidiaries for such months to be reasonably acceptable to the Agents. Further, for purposes of calculating the Fixed Charge Coverage Ratio and the Leverage Ratio for the fiscal quarters ended June 30, 1998, and September 30, 1998, EBITDDA of Arch Western and its Subsidiaries, including the Appropriate Percentage of EBITDDA of Canyon Fuel, shall be deemed to be an amount equal to: (i) for the fiscal quarter ended June 30, 1998, the product of, (x) without duplication, EBITDDA of Arch Western and its Subsidiaries for the two fiscal quarters then ended determined on a consolidated basis in accordance with GAAP, plus the Appropriate Percentage of EBITDDA of Canyon Fuel, for the two fiscal quarters then ended, determined on a consolidated basis in accordance with GAAP, multiplied by (y) two (2); and (ii) for the fiscal quarter ended September 30, 1998, the product of, (x) without duplication, EBITDDA of Arch Western and its Subsidiaries for the three fiscal quarters then ended determined on a consolidated basis in accordance with GAAP, plus the Appropriate Percentage of EBITDDA of Canyon Fuel for the three fiscal quarters then ended determined on a consolidated basis in accordance with GAAP, multiplied by (y) four-thirds (4/3).

"Effective Date" shall mean June 1, 1998.

"Environmental   Permit"   means  any   permit,   approval,   license  or  other
authorization required under any Environmental Law.

"Excluded  Subsidiaries"  means,  collectively,   AWAC,  Arch  Western  and  the
Subsidiaries of Arch Western.

"Fixed Charge Coverage Ratio" means the ratio of (a) the sum, without duplication, of EBITDDA of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of each Special Subsidiary's EBITDDA, each on a consolidated basis in accordance with GAAP, plus operating lease expense of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of each Special Subsidiary's operating lease expense, each on a consolidated basis in accordance with GAAP, to (b) the sum of interest expense (other than Permitted Loan Origination Expense) of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of interest expense of each Special Subsidiary, each on a consolidated basis in accordance with GAAP, plus operating lease expense of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of operating lease expense of each Special Subsidiary, each on a consolidated basis in accordance with GAAP, with the amounts under the numerator and denominator of such ratio all calculated as of the last day of each fiscal quarter for the four fiscal quarters of Parent Guarantor then ended. It is assumed that operating lease expense of Arch Western and its Subsidiaries, including Canyon Fuel, shall be $970,000 per month for the months of April and May, 1998 and that interest expense for such Persons for such months shall be zero. For purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, operating lease expense of Arch Western and its Subsidiaries, including the Appropriate Percentage of operating lease expense of Canyon Fuel, shall be deemed to be an amount equal to: (i) for the fiscal quarter ended June 30, 1998, the product of, (x) without duplication, operating lease expense of Arch Western and its Subsidiaries for such fiscal quarter determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of operating lease expense of Canyon Fuel for such fiscal quarter determined in accordance with GAAP, multiplied by (y) four (4);
(ii) for the fiscal  quarter  ended  September  30,  1998,  the  product of, (x)
without duplication, operating lease expense of Arch Western and its Subsidiaries for the two fiscal quarters then ended determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of operating lease expense of Canyon Fuel for the two fiscal quarters then ended determined in accordance with GAAP, multiplied by (y) two (2); and (iii) for the fiscal quarter ended December 31, 1998, the product of, (x) without duplication, operating lease expense of Arch Western and its Subsidiaries for the three fiscal quarters then ended determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of operating lease expense of Canyon Fuel for the three fiscal quarters then ended determined in accordance with GAAP, multiplied by (y) four-thirds (4/3). For purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, interest expense of Arch Western and its Subsidiaries, including the Appropriate Percentage of interest expense of Canyon Fuel, shall be deemed to be an amount equal to: (i) for the fiscal quarter ended June 30, 1998, the product of, (x) without duplication, interest expense of Arch Western and its Subsidiaries for such fiscal quarter determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of interest expense of Canyon Fuel for such fiscal quarter determined in accordance with GAAP, multiplied by (y) four (4); (ii) for the fiscal quarter ended September 30, 1998, the product of,
(x) without duplication, interest expense of Arch Western and its Subsidiaries for the two fiscal quarters then ended determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of interest expense of Canyon Fuel for the two fiscal quarters then ended determined in accordance with GAAP, multiplied by (y) two (2); and (iii) for the fiscal quarter ended December 31, 1998, the product of, (x) without duplication, interest expense of Arch Western and its Subsidiaries for the three fiscal quarters then ended determined and consolidated in accordance with GAAP, plus the Appropriate Percentage of interest expense of Canyon Fuel for the three fiscal quarters then ended determined in accordance with GAAP, multiplied by (y) four-thirds (4/3).

"Historical Statements" shall have the meaning assigned to that term in Section 5.1.7(i) of the Revolving Credit Facility.

"Indebtedness" means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of any such Indebtedness. It is understood that Derivatives Obligations shall not be deemed to be Indebtedness.

"Initial Annual Statements and Compliance Certificate" shall mean collectively with respect to the fiscal year of the Borrower ended December 31, 1998, the annual financial statements of the Borrower and its Subsidiaries consisting of the unaudited consolidated and consolidating balance sheet as of the end of such fiscal year, related consolidated and consolidating statements of income and stockholders' equity and related consolidated statement of cash flows for the fiscal year then ended, together with the duly executed related compliance certificate required to be delivered to Lessor and each Certificate Purchaser pursuant to clause (t)(iii) of Article IV of the

Parent Guaranty. It is acknowledged and agreed that the Initial Annual Statements and Compliance Certificate are to be delivered by the Borrower for purposes of calculating the Leverage Ratio as of December 31, 1998 in order to determine the Applicable Margin. Notwithstanding the delivery of the Initial Annual Statements and Compliance Certificate, the Borrower shall still be required to comply with the provisions of clause (t)(ii) of Article IV of the Parent Guaranty and deliver the audited financial statements required thereby, together with the related Compliance Certificate required to be delivered under clause (t)(iii) of Article IV of the Parent Guaranty.

"Initial  Delivery Date" shall mean the date the Borrower delivers to Lessor and
the  Certificate   Purchasers  the  Initial  Annual  Statements  and  Compliance
Certificate.

"Interest Rate" means, with respect to any Rent Period or portion thereof, the rate per annum equal to (a) unless, per the terms of Section 2.9(c) or Section
7.6 hereof, the Base Rate is in effect, the sum of the LIBO Rate plus the Applicable Margin or (b) if the Base Rate is in effect, the Base Rate, in each case, for such Rent Period.

"Investment Grade" means the rating of Parent Guarantor's senior unsecured long-term debt, on a consolidated basis, of BBB- or better by Standard & Poor's and Baa3 or better by Moody's.

"Issuing  Banks"  shall  have the  meaning  set  forth in the  Revolving  Credit
Facility.

"Leverage Ratio" means the ratio of the sum of, without duplication, Debt of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of Debt of each Special Subsidiary, each on a consolidated basis in accordance with GAAP (as the numerator) to EBITDDA of Parent Guarantor and its Subsidiaries, plus the Appropriate Percentage of each Special Subsidiary's EBITDDA, each on a consolidated basis in accordance with GAAP (as the denominator). For purposes of calculating the Leverage Ratio, Debt shall be determined as of the end of each fiscal quarter of Parent Guarantor and EBITDDA shall be determined as of the end of each fiscal quarter of Parent Guarantor for the four fiscal quarters then ended.

"LLC Agreements" means collectively the Arch Western LLC Agreement, Canyon Fuel LLC Agreement, Mountain Coal LLC Agreement, Arch of Wyoming LLC Agreement, AU Sub LLC Agreement, State Leases LLC Agreement and the Thunder Basin LLC Agreement.

"Loans" means collectively and Loan means separately all Revolving Credit Loans, Term Loans, Swing Loans and Bid Loans or any Revolving Credit Loan, Term Loan, Swing Loan or Bid Loan.

"Moody's" means Moody's Investors Service, Inc.

"Mountain Coal LLC Agreement" means that certain Limited Liability Company Agreement, dated as of March 6, 1998, as amended, creating Mountain Coal Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

"Net Cash Proceeds" means, with respect to any transaction, an amount equal to the cash proceeds received by Parent Guarantor or any of its Subsidiaries (other than Excluded Subsidiaries) from or in respect of such transaction (including, when received, any cash proceeds received as income or other cash proceeds of any non-cash proceeds of such transaction), less (x) any expenses or charges (including commissions, fees and taxes paid or payable) reasonably incurred by such Person in respect of such transaction, (y) any amounts considered appropriate by the chief financial officer of Parent Guarantor to provide reserves in accordance with GAAP for payment of indemnities or liabilities that may be incurred in connection with such sale or disposition, and (z) in the case of any asset sale permitted by clause (f)(v) of Article IV of the Parent Guaranty, the amount of any debt secured by a Lien on the related asset and discharged as part of such asset sale. For purposes of this definition, if taxes or other expenses payable in connection with the sale or other disposition of any asset are not known as of the date of such sale or other disposition, then such fees, commissions, expenses or taxes shall be estimated in good faith by the chief financial officer of Parent Guarantor and such estimated amounts shall be deducted.

"Parent Guaranty" means that certain Guaranty and Suretyship Agreement dated as of January 15, 1998 by Parent Guarantor for the benefit of Lessor and Certificate Purchasers, as amended by the Amendment and as the same may be further amended, modified, waived or supplemented from time to time, pursuant to the terms thereof.

"Permitted Encumbrances" means:

                         (i)   Liens for taxes, assessments, or similar charges,
incurred in the ordinary course of business and which are not yet due and payable;

                         (ii)  Pledges or deposits made in the  ordinary  course
of business to secure payment of reclamation liabilities, worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

                         (iii) Liens of  mechanics,  materialmen,  warehousemen,
carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                         (iv)  Good-faith   pledges  or  deposits  made  in  the
ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (it being understood that any appeal or similar bond (other than such a bond required pursuant to Applicable Laws and Regulations to secure in the ordinary course payment of worker's compensation or reclamation liabilities) in an amount exceeding $50,000,000 shall not be in the ordinary course of business);

                         (v)    Encumbrances consisting of zoning  restrictions,
easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                         (vi)   Liens on property leased by Parent Guarantor  or
any of its Subsidiaries under capital or operating leases (in either case, as the nature of such lease is determined in accordance with GAAP) securing obligations of Parent Guarantor or such Subsidiary to the lessor under such leases;

                         (vii)  Purchase Money Security Interests; and

                         (viii) The  following,  (A) if the  validity  or amount
thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and they do not in the aggregate materially impair the ability of any Lessee, Parent Guarantor or any Subsidiary Guarantor to perform its Obligations hereunder or under the Operative Documents:

                                (1)  Claims or Liens for taxes,  assessments  or
charges due and payable and subject to interest or penalty, provided that such Lessee, Parent Guarantor or such Subsidiary Guarantor maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                                (2)  Claims,  Liens or  encumbrances  upon,  and
defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                                (3)  Claims or Liens of  mechanics, materialmen,
warehousemen, carriers, or other statutory nonconsensual Liens; or

                                (4)  Liens resulting  from  judgments  or orders
described in Section 8.1(j); and

                         (ix)  Any Lien or restriction resulting from ownership,
by an entity other than an Affiliate of Parent Guarantor, of a minority interest in Canyon Fuel;

                         (x)   the  pledge   by  Coal-Mac,   Inc.  and   Ashland
Terminal, Inc. of their respective partnership interests in Dominion Terminal Associates in connection with the Port Bond; and

                         (xi)  Liens  granted  under  the  Arch  Western  Credit
Facility.

provided, however, that no such Permitted Encumbrance shall attach or extend to any Collateral.

"Permitted Joint Venture" means any Person (i) with respect to which the ownership of equity interests thereof by Parent Guarantor or any Subsidiary of Parent Guarantor is accounted for in accordance with the "equity method" in accordance with GAAP; (ii) engaged in a line of business permitted by clause (i) of Article IV of the Parent Guaranty; and (iii) with respect to which the equity interests thereof were acquired by Parent Guarantor or Subsidiary of Parent Guarantor in an arms-length transaction; provided that any such Person shall be treated for purposes of this Agreement as a Subsidiary and not a Permitted Joint Venture if (A) Parent Guarantor has management control over the operations of such Person and (B) Parent Guarantor owns directly or indirectly a majority of the economic equity interest in such Person.

"Port Bond" shall mean collectively, those certain Coal Terminal Revenue Refunding Bonds (Dominion Terminal Associates Project), Series 1987-A, B, C and D Bonds issued by Peninsula Ports Authority of Virginia, a political subdivision of the Commonwealth of Virginia, in the face amount of $23,240,000, together with any renewals thereof or replacements therefor so long as the face amount thereof is not in excess of $23,240,000.

"Purchase Agreement" means that certain Purchase and Sale Agreement among ARCO, ARCO Uinta Coal Company, a Delaware corporation, Parent Guarantor and AWAC, dated as of March 22, 1998, together with all schedules and exhibits thereto.

"Revolving Credit Facility" means that certain $600,000,000 Revolving Credit Facility and $300,000,000 Term Loan Credit Agreement dated as of June 1, 1998 among Parent Guarantor, as borrower, PNC Bank, National Association, as Administrative Agent, Morgan Guaranty Trust Company of New York, as Syndication Agent and First Union Bank, as Documentation Agent and the lenders listed therein.

"Revolving Credit Loans" means collectively and Revolving Credit Loan means separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to Parent Guarantor pursuant to Section 2.1 or 2.10.3 of the Revolving Credit Facility. A Bid Loan is not a Revolving Credit Loan, except that it will be treated as a Revolving Credit Loan following a termination of the Commitments under the Revolving Credit Facility pursuant to
Section 8.2.1 or 8.2.2 of the Revolving  Credit  Facility as provided in Section
8.3 of the Revolving Credit Facility.

"Significant Subsidiary" shall mean any Subsidiary of Parent Guarantor (other than the Excluded Subsidiaries) which at any time (i) has gross revenues equal to or in excess of five percent (5%) of the gross revenues of Parent Guarantor and its Subsidiaries on a consolidated basis, or (ii) has total assets equal to or in excess of five percent (5%) of the total assets of Parent Guarantor and its Subsidiaries, in either case, as determined and consolidated in accordance with GAAP.

"Special Subsidiary" means Canyon Fuel and each other Person to be treated as a Subsidiary in accordance with the proviso to the definition of Permitted Joint Venture.

"Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

"State Leases LLC Agreement" means that certain Limited Liability Company Agreement, dated as of April 8, 1998, as amended, of State Leases LLC, a limited liability company organized and existing under the laws of the State of Delaware.

"Subsidiary Guarantors" means Arch Coal Sales Company, Inc., Ark Land Company and Mingo Logan Coal Company and each other Person that joins the Subsidiary Guaranty as a Subsidiary Guarantor.

"Subsidiary Guaranty" means that certain Guaranty and Suretyship Agreement dated as of January 15, 1998 made by the Subsidiary Guarantors for the benefit of Lessor and Certificate Purchasers, as amended by the Amendment and as the same may be further amended, modified, waived or supplemented from time to time, pursuant to the terms thereof.

"Swing Loans" means collectively and Swing Loan means separately all Swing Loans or any Swing Loan made by PNC Bank to Parent Guarantor pursuant to Section 2.5 of the Revolving Credit Facility.

"Tax Sharing Agreement" means that certain Tax Sharing Agreement dated as of June 1, 1998 by and among Parent Guarantor, AWAC, Arch Western and Delta Housing, Inc., a Delaware corporation.

"Term Loan" shall have the meaning given to such term in Section 2.12 of the Revolving Credit Facility; Term Loans means collectively all of the Term Loans.

"Thunder Basin LLC Agreement" means that certain Limited Liability Company Agreement, dated as of July 10, 1997, as amended, creating Thunder Basin Coal Company, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware.

     (b) Section 8.1 clause (d) of the Lease shall be and is hereby amended in is entirety to read as follows:

"(d) Parent Guarantor shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under clauses (c) through (o) and clause (s) of Article IV of the Parent Guaranty."

     (c)  Section 8.1 clause (h) of the Lease shall be and is hereby  amended by
deleting  the  number   $10,000,000   wherever   such  number   appears  in  the
aforementioned clause (h) and replacing it with the number $20,000,000.

     (d)  Section 8.1 clause (k) of the Lease shall be and is hereby  amended by
deleting  the  number   $10,000,000   wherever   such  number   appears  in  the
afore-mentioned clause (k) and replacing it with the number $20,000,000.

     (e) Section 11.5 of the Lease shall be and is hereby amended in its entirety to read as follows:

"Section 11.5.   Early Termination.

     (a) Early Termination. If no Incipient Default or Event of Default shall exist, on any scheduled Payment Date (the "Early Termination Date"), if any Lessee (I) has made a good faith determination that any Unit leased by such Lessee should be replaced or removed from this Lease for operational reasons (as evidenced by a resolution of the Board of Directors of such Lessee) or (II) pursuant to Section IV(f)(v) of the Parent Guaranty, has elected to apply Net Cash Proceeds to a purchase of a Unit or Units selected by Lessor and the Certificate Purchasers in their sole discretion, upon at least 30 days' advance written notice to Lessor and the Certificate Purchasers, such Lessee may:

     (i) purchase such Unit for a purchase price equal to the Casualty Amount of such Unit; or in the case of clause (I) above only

     (ii) replace such Unit pursuant to the following provisions of this Section 11.5.

If such Lessee has elected to pay the Casualty Amount pursuant to clause (i) above, Lessees shall continue to make all payments of Rent with respect to such Unit due under this Lease until and including the Early Termination Date. Upon payment of the Casualty Amount in respect of such Unit on such Early Termination Date, (x) the remaining scheduled payments of Capital Rent shall be proportionately reduced by an amount equal to the product of the scheduled amount of such Capital Rent payment (determined in each case prior to the receipt of such Casualty Amount), multiplied by the Unit Value Fraction of such Unit and the Lease Balance shall be appropriately adjusted to reflect such reduction in the remaining scheduled payments of Capital Rent.

If any Lessee has given notice that it intends to replace such Unit on or before the Early Termination Date, then such Lessee shall make subject to this Lease, a replacement for such Unit meeting the suitability standards hereinafter set forth. To be suitable as a replacement Unit, an item must be of the same general type, year of construction (or a later year of construction), function, utility, state of repair and operating condition (immediately preceding such termination assuming that such Unit had been maintained in accordance with the terms of
Section 5.3) as the Unit being replaced, must have a Fair Market Value of not less than the Fair Market Value (immediately preceding such replacement assuming that such Unit had been maintained in accordance with the terms of Section 5.3) of the Unit being replaced and be free and clear of any Liens other than Permitted Liens. Such Lessee shall cause a Bill of Sale and an Acceptance Certificate to be executed and delivered to Lessor and the Certificate Purchasers in order to subject such replacement item to this Lease, and upon such execution and delivery and the receipt by Lessor and the Certificate Purchasers of (i) evidence reasonably satisfactory to them of such Lessee's compliance with the insurance provisions of Section 6.2 with respect to such replacement item, and (ii) an opinion of counsel to such Lessee in form and substance reasonably satisfactory to Lessor and the Certificate Purchasers opining, among other things, to the effect that all appropriate filings, recordings and other acts have been taken to protect the right, title and interest of Lessor, on behalf of the Certificate
Purchasers, in such replacement item and that no other filing, recording, deposit, or giving of notice with or to any Authority is necessary to protect such right, title and interest in such replacement item, such replacement item shall be deemed a "Unit" for all purposes hereof.

Notwithstanding anything contained herein to the contrary, Lessees' right to purchase a Unit pursuant to clause (I) of the first paragraph of this Section
11.5 is limited in the aggregate to Units having a Purchase Price equal to or less than 10% of the Purchase Price for all Units.

     (b) Early Purchase Option. If no Incipient Default or Event of Default shall exist on any Payment Date (the "Early Purchase Date"), upon at least 30 days' advance written notice from Lessees' Agent to Lessor and the Certificate Purchasers, Lessees may purchase all but not less than all of the Units subject to this Lease for a purchase price equal to the entire outstanding Lease Balance, plus all Accrual Rent accrued on the Lease Balance, plus the Applicable Administrative Charge on the Lease Balance, plus all other sums then due and payable under the Operative Documents by Lessees, Parent Guarantor or any Subsidiary Guarantor."


SECTION 2.       RELEASE.

Upon and by virtue of this Amendment becoming effective as herein contemplated, Allegheny Land Company and Cumberland River Coal Company shall be deemed to be released from their obligations under the Subsidiary Guaranty and the Subsidiary Guaranty is hereby amended to evidence such release.


SECTION 3. REPRESENTATIONS OF PARENT GUARANTOR, THE SUBSIDIARY GUARANTORS AND THE LESSEES.

Parent Guarantor represents and warrants that (i) all representations and warranties set forth in the Parent Guaranty, as amended, are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full, (ii) no Incipient Default or Event of Default exists, (iii) the consolidated balance sheet of Parent
Guarantor and its Subsidiaries as of December 31, 1997 and the related consolidated statements of income, cash flows and common shareholders' equity for the fiscal year then ended, audited by Ernst & Young LLP, a copy of which has been delivered to each of the Certificate Purchasers, fairly present, in conformity with GAAP, the consolidated financial position of Parent Guarantor and its Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year, and (iv) since December 31, 1997 there has been no Material Adverse Effect. The Lessees represent and warrant that (i) all representations and warranties set forth in the Lease, as amended, are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full and (ii) no Incipient Default or Event of Default exists. The Subsidiary Guarantors represent and warrant that (i) all representations and warranties set forth in the Subsidiary Guaranty, as amended, are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full and (ii) no Incipient Default or Event of Default exists.


SECTION 4.       ACKNOWLEDGMENT BY GUARANTORS.

The Subsidiary Guarantors and Parent Guarantor hereby acknowledge and agree to the amendments of the Original Agreements effected hereby and hereby ratify and re-affirm the Subsidiary Guaranty and the Parent Guaranty, as the case may be.


SECTION 5.       AUTHORIZATION AND DIRECTION.

The Certificate Purchasers, by their execution hereof, authorize Certificate Trustee to execute and deliver this Amendment.


SECTION 6.       CONDITIONS PRECEDENT

The effectiveness of the First Amendment shall be subject to the fulfillment by Parent Guarantor, Subsidiary Guarantors and the Lessees of the following conditions precedent:

     Section 6.1. Lessees, Parent Guarantor, each Certificate Purchaser and Lessor shall have executed this Amendment and each Subsidiary Guarantor shall have acknowledged this Amendment.

     Section 6.2. Lessor and each Certificate Purchaser shall have received evidence satisfactory to them that the Revolving Credit Facility has been duly executed.

     Section 6.3. On or prior to June 1, 1998 (the "Effective Date"), Lessor and each Certificate Purchaser shall have received a Certificate of the Secretary or Assistant Secretary of each Lessee, dated the Effective Date, with respect to such Lessee's governing documents, resolutions and incumbent officers.

     Section 6.4. On or prior to the Effective Date, Lessor and each Certificate Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Parent Guarantor and each Subsidiary Guarantor, dated the Effective Date, with respect to Parent Guarantor's or such Subsidiary Guarantor's, as the case may be, governing documents, resolutions and incumbent officers.

     Section 6.5. On or prior to the Effective Date, Lessor and each Certificate Purchaser shall have received the opinions of (a) General Counsel of Lessees, Parent Guarantor and

Subsidiary Guarantors, satisfactory in form and substance to Lessor and each Certificate Purchaser, and (b) Chapman and Cutler, special counsel to the Certificate Purchasers.


SECTION 7.       FEES AND EXPENSES

Parent Guarantor agrees to pay all the reasonable fees and expenses of the Certificate Purchasers in connection with the negotiation, preparation, approval, execution and delivery of this Amendment (including the fees and expenses of their special counsel).


SECTION 8.       MISCELLANEOUS.

Section 8.1.Construction. This Amendment shall be construed in connection with and as part of the Original Agreements, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Original Agreements are hereby ratified and shall be and remain in full force and effect.

Section 8.2.References. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Original Agreements without making specific reference to this Amendment but nevertheless all such references shall be deemed to include this Amendment unless the context otherwise requires.

Section 8.3.Headings and Table of Contents. The headings of the Sections of this Amendment and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof and any reference to numbered Sections, unless otherwise indicated, are to Sections of this Amendment.

Section 8.4.Counterparts. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Amendment.

SECTION 8.5.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE).

                                 SCHEDULE V.1(A)
                                    PART (A)

                                  PRICING GRID

            Level               Applicable Leverage Ratio              Spread

              I                   Less than or equal to                  .50%
                                       2.0 to 1.0

             II                        Greater than                      .60%
                               2.0 to 1.0 but less than or
                                   equal to 2.5 to 1.0

             III                       Greater than                      .65%
                               2.5 to 1.0 but less than or
                                   equal to 3.0 to 1.0

             IV                        Greater than                     .875%
                               3.0 to 1.0 but less than or
                                    equal to 3.5 to 1.0

              V                        Greater than                    1.125%
                                3.5 to 1.0 but less than or
                                    equal to 4.0 to 1.0

              VI                  Greater than 4.0 to 1.0              1.375%

     (a) Applicable Leverage Ratio means, at any date, the Leverage Ratio as at the last day of the fiscal quarter of Parent Guarantor most recently ended prior to such date, for which Parent Guarantor has delivered financial statements pursuant to clause (t)(i) or (t)(ii) of Article IV of the Parent Guaranty, as the case may be, together with the duly executed compliance certificate required by clause (t)(3) of Article IV; provided that if Parent Guarantor shall fail to timely deliver the financial statements required to be delivered by it pursuant to clause (t)(i) or (t)(ii) of Article IV of the Parent Guaranty, as the case may be, together with the duly executed compliance certificate required by clause (t)(3) of Article IV of the Parent Guaranty, the Applicable Leverage Ratio for each date from and including the date on which such statements are required to be delivered until the date on which such statements are delivered shall be deemed to be greater than 4.0:1.

     (b) It is expressly agreed that through and including the Initial Delivery Date, the Applicable Margin Rate shall be such rates as determined in accordance with paragraph (a) above but shall be no less than the respective amounts set forth under Level IV of Part (A) of Schedule V.1(A) to the Lease. It is expressly agreed that after the Initial Delivery Date until such time as Parent Guarantor's senior unsecured long-term debt, on a consolidated basis, has been rated Investment Grade, the Applicable Margin shall be determined based upon Part (A) of

                        SCHEDULE V.1(A) - Part (A) - 1

Schedule V.1(A) to the Lease, and for the period thereafter when a Debt Rating is in effect, the Applicable Margin shall be the respective amounts determined under Part (B) of Schedule V.1(A) to the Lease.





















                        SCHEDULE V.1(A) - Part (A) - 2

                         SCHEDULE V.1(A) - Part (B) - 1
                                 SCHEDULE V.1(A)
                                    PART (B)

                                  PRICING GRID

             Level                   Debt Rating                  Spread
                            [S&P and Moody's, respectively]

               I                     A- or above                   .275%
                                   or A3 or above

              II                     BBB+ or Baa1                  .325%

             III                     BBB or Baa2                   .375%

              IV                     BBB- or Baa3                  .500%

               V                      BB+ or Ba1                    .65%

              VI                     BB or below                   .950%
                                   or Ba2 or below

For purposes of determining the Applicable Margin:

     (a) Through and including the Initial Delivery Date, the Applicable Margin shall be such rates as determined in accordance with paragraph (b) below but shall be no less than the respective amounts set forth under Level IV of Part
(A) of Schedule V.1(A) to the Lease. It is expressly agreed that after the Initial Delivery Date until such time as Parent Guarantor's senior unsecured long-term debt, on a consolidated basis, has been rated Investment Grade, the Applicable Margin shall be determined based upon Part (A) of Schedule V.1(A) to the Lease, and for the period thereafter when a Debt Rating is in effect, the Applicable Margin shall be the indicated percentage set forth in the Pricing Grid above for the higher of the Moody's rating or the Standard & Poor's rating then in effect for Parent Guarantor; provided, however, that if the Moody's and Standard & Poor's ratings, respectively, differ by more than two levels, then the pricing level shall be the average of the pricing determined at each such Debt Rating Level.

     (b) If this Part (B) of Schedule V.1(A) to the Lease is applicable, any change in the Applicable Margin shall become effective five (5) Business Days after any public announcement of the change in the Debt Rating requiring such an increase or decrease.


                        SCHEDULE V.1(A) - Part (B) - 1

IN WITNESS WHEREOF, the Lessees, Parent Guarantor, the Subsidiary Guarantors, Certificate Trustee and the Certificate Purchasers have caused this instrument to be executed, all as of the day and year first above written.

LESSEES
APOGEE COAL COMPANY

By /s/ Mark A. Luzecky
   ---------------------------
Its Attorney-In-Fact


CATENARY COAL COMPANY

By /s/ Mark A. Luzecky
   ------------------------------
Its Vice President and Treasurer


HOBET MINING, INC.

By /s/ Mark A. Luzecky
   ------------------------------
Its Vice President and Treasurer


PARENT GUARANTOR
ARCH COAL, INC.

By /s/ Patrick A. Kriegshauser
   ------------------------------
Its Senior Vice President

CERTIFICATE PURCHASERS
GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY

By /s/ James G. Lowery
   ------------------------------
Its Assistant Vice President
Investments

By /s/ Wayne T. Hoffmann
   ------------------------------
Its Vice President
Investments


BANK OF MONTREAL

By /s/ Ian M. Plester
   ------------------------------
Its Director


BARCLAYS BANK PLC

By /s/ Carol A. Cowan
   ------------------------------
Its Director


FIRST UNION NATIONAL BANK

By /s/ Laurence M. Levy
   ------------------------------
Its Vice President

BA LEASING & CAPITAL CORPORATION

By /s/ Albert Z. Norona
   ------------------------------
Its Vice President




CERTIFICATE TRUSTEE/
LESSOR

FIRST SECURITY BANK NATIONAL
ASSOCIATION, not in its
individual capacity except as
solely provided herein, but
solely as Certificate Trustee,
as Lessor



By /s/ Nancy M. Dahl
   ------------------------------
Its Vice President



SUBSIDIARY GUARANTORS


ARCH COAL SALES COMPANY, INC.

By /s/ Mark A. Luzecky
   ------------------------------
Its Treasuer


ARK LAND COMPANY

By /s/ Mark A. Luzecky
   ------------------------------
Its Attorney-In-Fact


MINGO LOGAN COAL COMPANY

By /s/ Mark A. Luzecky
   ------------------------------
Its Vice President and Treasurer